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NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  May 5, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Announces Record First Quarter Results

Energy Prices, Drilling Activity, and Lease Sale Increase Net Income 58%

Bridgeport, West Virginia. Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it recorded record first quarter earnings of $13.3 million, or $0.80 per share (diluted).  This was a 58% increase from earnings of $8.4 million in the first quarter of 2004 ($0.52 per share). Driving the improved performance were strong energy prices, higher levels of drilling activity and the sale of a portion of an undeveloped Colorado lease.

	Three Months Ended March 31,
	2005	2004
Revenues	$83,441,600	$71,048,500
Income before income taxes	$21,171,100	$13,186,600
Net income	$13,337,800	$8,439,400
Basic earnings per share	$ .80	$ .53
Diluted earnings per share	$ .80	$ .52
Weighted average common shares outstanding	16,589,824	15,861,897
Weighted average common and common equivalent shares outstanding	16,642,888	16,304,526

Steven R. Williams, CEO of Petroleum Development Corporation (PDC), said, "Our operating performance in the first quarter of 2005 was outstanding and contributed to the substantial increase in net income and earnings per share.  Key factors contributing to the performance were high energy prices, the increase in our drilling activity, increased oil and gas sales and the Colorado lease sale."

Operations

Strong sales of public drilling partnerships during 2004 and the first quarter of 2005 enabled the Company to utilize $32.4 million to drill 38 wells during the first quarter of 2005 for its public partnerships.  All of the 38 wells are successful and all are located in Colorado.  The Company drilled 29 successful wells in its Wattenberg field in the Denver-Julesburg Basin and nine successful wells in the Piceance Basin in western Colorado. All of the wells that the Company drills in these two areas are in conjunction with its public drilling fund partnerships. The Company plans to conduct the remainder of its 2005 partnership drilling activity in these two areas. As of March 31, 2005 the Company has funds for future drilling of $54.4 million and will combine them with the funds from the funding of its second partnership of the year which closed with subscriptions of $40 million, to drill wells during the remainder of 2005. The Company plans to offer its third and final partnership of 2005 in late third or early fourth quarter with maximum allowable subscriptions of $35 million. The Company purchases a 20% interest in each partnership.

The Company also drilled four wells for its own account on its northeast Colorado properties (NECO), completing a 20 well program that was begun in the fourth quarter of 2004. The Company plans at least an additional 60 wells for its own account during the remainder of 2005. The wells are being drilled on locations created by the regulatory approval of the reduction in well spacing from 80 to 40 acres on the properties the Company acquired in Yuma County in 2003.

In addition to drilling the Company also continued its Codell recompletion program in Wattenberg Field, recompleting another 25 wells during the first quarter of 2005. The Company plans to continue this program throughout 2005.  Most of the wells drilled on the NECO properties and recompleted in Wattenberg Field were placed in production during the first quarter at varying times.

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Included in other income for the quarter is the gain from a sale of a portion of one of the Company's undeveloped Garfield County, Colorado leases that the Company sold to an unaffiliated entity.  The proceeds of the sale were $6.2 million.  The Company is required to remit $1.0 million to the original lessor, unless it constructs certain facilities adjacent to this undeveloped property subject to certain timing conditions.  The Company at this time cannot determine if it will be able to comply with this provision, therefore a $1.0 million accrual has been established and the pre-tax gain on the sale was reduced to $5.2 million.

The Company drilled one exploratory well in 2004 (Fox Federal #1-13) and drilled another one in the first quarter of 2005 (Coffeepot Springs #24-34). The Fox Federal #1-13 has been completed and testing was begun at the end of 2004. Testing of the well was suspended in January due to lease restrictions on the Federal lease. Testing is expected to resume late in the second quarter of 2005.  The well has not yet been classified as successful or dry. The cost of this well as of April 30, 2005 is $4.5 million.  The Coffeepot Springs #24-34 has been drilled to total depth and is scheduled to be fractured in the next few weeks and has not been classified as successful or dry.  The cost of this well as of April 30, 2005 is $2.6 million.  If either of these wells is determined to be a dry hole, its cost will be expensed in the period when the determination is made as required by the successful efforts method of accounting.  Currently the Company plans to retain most if not all of the working interest in these and future exploratory wells, since the Company partnerships focus on developmental activities and are allowed only limited participation in exploratory drilling.  The Company currently has 6,300 acres in the two prospect areas, with options on approximately another 55,000 acres.

 To the north of the two Sand Wash Basin prospects the Company has acquired development rights to approximately 27,000 acres in the Red Desert Basin, Sweetwater County, Wyoming. Current plans call for a well later this year to test various Upper Cretaceous formations at depths of up to 12,000 feet.

The Company has also acquired an option to develop approximately 35,000 acres of oil and gas leasehold located in McKenzie, Mountrail, Williams and Dunn Counties, North Dakota. The agreement contemplates the drilling of up to three (3) horizontal test wells targeting oil and gas reserves in the Bakken Shale during 2005. The first test well is scheduled to be drilled early in the third quarter. Horizontal development of the Bakken Shale interval has been very successful west of the project area in Richland County, Montana.

Oil and natural gas production for the first quarter of 2005 increased to 3.30 billion cubic feet equivalent (Bcfe) from 3.17 Bcfe in the fourth quarter of 2004 (an increase of 4.1%) and from 3.25 Bcfe in the first quarter of 2004 (an increase of 1.6%) .  All of the increase was attributable to the Rocky Mountains Region where the Company's drilling, development and acquisition activities have been focused for the past several years.

Oil and gas sales also benefited from higher prices for both oil and natural gas compared to the first quarter of 2004. In the first quarter of 2005 the Company sold its natural gas for an average price of $5.27 per thousand cubic feet (Mcf), compared to $4.91 per Mcf in the first quarter of 2004. Similarly the average price of oil this year was $42.27 per barrel (Bbl) compared to $31.84 in the first quarter of 2004.  The following table summarizes the production and pricing by region for the first quarters of 2005 and 2004.

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2004
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	1,099	451,052	457,646	1,204	457,218	464,442
Michigan Basin	982	412,548	418,440	1,151	443,962	450,868
Rocky Mountains	98,815	1,832,635	2,425,525	101,781	1,721,812	2,332,498
Total	100,896	2,696,235	3,301,611	104,136	2,622,992	3,247,808

Average Price	$42.27	$5.27	$5.59	$31.84	$4.91	$4.99

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The Company has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of oil and natural gas. During the first quarter of 2005 the Company had average production per month of 899,000 Mcf of natural gas and 33,600 Bbls of oil. The current positions in effect on the Company's share of production are shown in the following table:

		Floors		Ceilings
Month Set	Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price

	NYMEX Based Hedges - (Appalachian and Michigan Basins)
2/04	Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00
3/05	Apr 2005 - Oct 2005	39,000	$5.75	19,500	$8.37
1/05	Nov 2005 - Mar 2006	156,000	$5.00	78,000	$8.50
3/05	Apr 2006 -Oct 2006	78,000	$5.50	39,000	$7.40

	Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)

2/04	Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43
3/05	Apr 2005 - Oct 2005	38,000	$4.75	19,000	$8.12
1/05	Nov 2005 - Mar 2006	60,000	$4.50	30,000	$7.15
3/05	Apr 2006 - Oct 2006	42,000	$4.50	21,000	$7.25

	NYMEX Based Hedges (NECO Area)

2/04	Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00
1/05	Nov 2005 - Mar 2006	150,000	$5.00	75,000	$8.45
4/05	Apr 2006 - Oct 2006	150,000	$5.00	75,000	$8.62

	Oil - NYMEX Based (Wattenberg)
		Bbls		Bbls
8/04	Apr 2005 - Dec 2005	15,000	$32.30	7,500	$40.00

The Company's natural gas marketing segment had excellent results in the first quarter of 2005. With natural gas prices moderately higher than the first quarter of 2004, Riley Natural Gas (RNG), the Company's gas marketing subsidiary, increased revenues by 3.4% to $24.3 million compared to $23.5 million in 2004 for the quarter. This segment contributed income before income taxes of $368,000 during the first quarter of 2005 compared with $601,000 for the same period last year.

Included in other income for the quarter is the sale to an unaffiliated entity of a portion of one of our undeveloped leases in Garfield County, Colorado, which we sold in January 2005 for a pre-tax profit of $5.2 million which resulted in an effect on earnings per share of $.20.  The Company retained the other half of the lease in a checkerboard pattern, and the terms of the agreement require the purchaser to drill a number of wells on the property in the future.  The results of this drilling will help the company better assess how to develop the acreage it has retained.

On April 27, 2005, the Company completed the sale to an unaffiliated entity of 111 Pennsylvania wells it purchased from the Pemco Gas, Inc. 1998. The Company received proceeds of $3.4 million and will record a gain of approximately $1.1 million in the second quarter of 2005. The transaction was effective April 1, 2005.

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PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

Three Months ended March 31, 2005 and 2004

(Unaudited)

	2005	2004
Revenues:
Oil and gas well drilling operations	$32,351,200	$29,499,300
Gas sales from marketing activities	24,301,000	23,457,400
Oil and gas sales	18,463,200	16,196,200
Well operations and pipeline income	2,112,400	1,837,500
Other income	6,213,800	58,100

	83,441,600	71,048,500

Costs and expenses:
Cost of oil and gas well drilling operations	27,629,000	25,355,700
Cost of gas marketing activities	23,991,700	22,854,700
Oil and gas production costs	4,163,400	3,906,100
General and administrative expenses	1,617,500	994,200
Depreciation, depletion, and amortization	4,825,000	4,507,700
Interest	43,900	243,500

	62,270,500	57,861,900

Income before income taxes	21,171,100	13,186,600

Income taxes	7,833,300	4,747,200

Net income	$13,337,800	8,439,400

Basic earnings per common share	$0.80	$0.53

Diluted earnings per common share	$0.80	$0.52

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Non-GAAP Financial Measure

The United States Securities and Exchange Commission has disclosure requirements for public companies concerning references to Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) Non-GAAP financial measures may be provided if the company explains the relevance of the information. The company must also reconcile the Non-GAAP financial measure to related GAAP information. "Adjusted Cash Flow" is a Non-GAAP financial measure provided by PDC in this earnings release. Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization. PDC believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the company's capital expenditures and to service its debt. PDC also believes Adjusted Cash Flow is a valuable measure for estimating the value of the company's operations.

	Three months Ended March 31,
	2005	2004
Net income	$13,337,800	$ 8,439,400
Deferred income tax expense	3,109,800	2,786,600
Depreciation, depletion and amortization	4,825,000	4,507,700
Adjusted cash flow	$21,272,600	$15,733,700

10-Q and Quarterly Conference Call

The Company will file its Quarterly Report on Form 10-Q on May 6, 2005. You can access the report at the Company's website (www.petd.com), or contact the Company for a paper copy. The Company invites you to join Steve Williams, Chief Executive Officer, and Darwin Stump, Chief Financial Officer, for a conference call on May 9, 2005 for a discussion of the results.

What:     Petroleum Development Corporation First Quarter Earnings Conference Call

When:    Monday, May 9, 2005 at 11:00 a.m. Eastern Daylight Time

Where:   www.petd.com

How:       Log on to the web address above or call (877) 407-8033

                Replay Number: (877) 660-6853 (Account #286 and Conference ID #149988)

                (Replay will be available approximately one hour after the conclusion of the call)

Contact:  Steve Williams, Petroleum Development Corporation, (800) 624-3821 E-mail: petd@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597